Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement is by and among Charles Family Trust 13 and Dirkson R. Charles (collectively, the “Filers”). Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to Common Stock, par value $0.01 per share, of Loar Holdings Inc. beneficially owned by them from time to time. Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule. This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party. Executed and delivered as of the date first above written.

Date: November 14, 2024

CHARLES FAMILY TRUST 13

By:	/s/ Dirkson R. Charles
	Name:	Dirkson R. Charles
	Title:	Trustee

Dirkson R. Charles

By:	/s/ Dirkson R. Charles
	Name:	Dirkson R. Charles